Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources’ Estimated Reserves Grow 42% to 2.2 Tcfe in 2008
Organic Additions Replace 474% of 2008 Record Production
Three-year Organic F&D Averages $1.45 Per Mcfe

FORT WORTH, TEXAS (January 28, 2009) – Quicksilver Resources Inc. (NYSE: KWK) announced today preliminary operating results for year-end 2008 including:

•	2.2 Tcfe of proved reserves – an increase of 42% from year-end 2007
•	474% organic production replacement; 785% total production replacement
•	Record average production of 263 MMcfe per day
•	$2.14 per Mcfe Finding & Development cost; three-year average of $1.45/Mcfe
•	$2.50 per Mcfe Finding, Development & Acquisition costs; three-year average of $1.71/Mcfe

“Quicksilver had another outstanding year of production and reserve growth at very attractive finding and development costs,” said Glenn Darden, Quicksilver president and chief executive officer.  “Our low cost structure coupled with our strong hedge position is serving us well during these uncertain economic times.  We are confident that our operating team will realize additional efficiencies to maximize our margins in 2009.”

Estimated Year-end 2008 Proved Reserves

Preliminary estimates of year-end 2008 proved reserves total approximately 2.2 trillion cubic feet of natural gas equivalents (Tcfe), an increase of approximately 42% from year-end 2007.  By product, 2008 reserves were comprised: 74% from natural gas, 25% from natural gas liquids and 1% from crude oil.  Approximately 63% of the reserves are classified as proved developed.  Reserves in the Fort Worth Basin Barnett Shale totaled approximately 1.9 Tcfe at year-end 2008, an increase of approximately 58% from the prior year and reserves in Canada were approximately 333 billion cubic feet of natural gas equivalents (Bcfe).

Preliminary 2008 production totaled a record 96.2 Bcfe or 263 million cubic feet of natural gas equivalents (MMcfe) per day.  Preliminary net reserve additions of approximately 755 Bcfe consisted of approximately 456 Bcfe from organic drilling activities and 299 billion cubic feet (Bcf) of acquired reserves, resulting in organic production replacement of 474% and total production replacement of 785%.  Additions to reserves from organic drilling activities were impacted by approximately 154 Bcfe in negative revisions of prior estimates, primarily due to lower prevailing prices for natural gas liquids at year-end 2008 versus 2007.  Excluding these revisions the company would have organically replaced 634% of its production in 2008.

Total all-in finding and development cost (F&D) for 2008 is estimated at $2.14 per thousand cubic feet of natural gas equivalent (Mcfe) which would result in a three-year average of $1.45 per Mcfe.  Finding, development and acquisition cost (FD&A) is estimated at $2.50 per Mcfe for 2008 resulting in

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a three-year average of $1.71 per Mcfe.  Absent the negative reserve revisions due to pricing, the 2008 estimated all-in F&D and FD&A costs would have been $1.60 per Mcfe and $2.07 per Mcfe, respectively.  The all-in F&D and FD&A costs will be finalized upon filing of the company’s annual report on Form 10-K.  Reconciliations of the “Preliminary 2008 F&D and FD&A Costs” are available on the company’s website – www.qrinc.com.  For a description of the calculation of, and certain other information regarding, F&D and FD&A costs, please see the discussion below under the heading “F&D and FD&A Costs.”

2008 Year-end Debt, Liquidity and Debt Covenants

Quicksilver’s senior secured revolving credit facility has a borrowing base of $1.2 billion, of which approximately $828 million was drawn and $3 million in letters of credit was secured at December 31, 2008, resulting in current liquidity of approximately $369 million.  The company’s borrowing base is subject to redetermination during the second quarter of 2009 based upon the final year-end 2008 reserves and includes credit for the company’s hedge positions.  Based on preliminary results for 2008 and year-end reserves, the company remains in compliance with all of its debt covenants.

2008 Impairments

Quicksilver utilizes the full cost method of accounting for its oil and natural gas properties.  Based upon commodity prices in effect as of December 31, 2008, the company expects to record a pre-tax, noncash impairment charge of approximately $635 million ($412 million after tax) against its U.S. oil and gas properties.  Additionally, the company expects to record a pre-tax, noncash impairment charge of approximately $320 million ($208 million after tax) associated with its investment in BreitBurn Energy Partners.

Hedging Summary

For 2009 and 2010, the company has hedged approximately 75% and 65%, respectively, of its anticipated natural gas production at a NYMEX weighted average floor price of approximately $8.60 per million British thermal unit (MMbtu) in both years.  For 2009, the company has basis hedges covering approximately 95% of its expected Canadian natural gas production at $0.84 per MMbtu.  In addition, Quicksilver holds firm transportation to Henry Hub for 100 MMcf per day at approximately $0.52 per Mcf and 260 MMcf per day priced at the Houston Ship Channel at approximately $0.35 per Mcf, including fuel, for production from the Fort Worth Basin.  The company also holds 50 MMcf per day of firm transportation on the Mid Continent Express pipeline, which is scheduled to be completed in the third quarter of 2009.  This pipeline will take gas from the Fort Worth Basin to Transco Station 85 in Alabama.  The company has used a combination of fixed-price swaps and collars in its hedging program to underpin its $600 million capital budget for 2009.

A summary of these hedging contracts is available on the company’s website at www.qrinc.com/corporate/investor_relations/financials/Outstanding-web%20as%20of%20070708.pdf.

Upcoming Energy Conference and Fourth-Quarter and Full-Year 2008 Earnings Release

Quicksilver’s president and chief executive officer, Glenn Darden, will present at the 2009 Credit Suisse Energy Summit on February 3, 2009 at 11:30 a.m. Mountain time.  A link to the live webcast

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presentation will be available at www.qrinc.com, where a replay will also be available soon after the presentation.

Quicksilver expects to release fourth-quarter and full-year 2008 earnings on Wednesday, February 25, 2009, before the market opens.  The company will host a conference call the same day at 11:00 a.m. Eastern time to discuss fourth-quarter 2008 and full-year financial and operating results, and expectations for the future.

Quicksilver invites interested parties to listen to the call via the company’s website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 80367072, approximately 10 minutes before the call.  A digital replay of the conference call will be available at 3:00 p.m. Eastern time the same day, and will remain available for 30 days.  The replay can be dialed at 1-800-642-1687 and reference should be made to the conference ID number 80367072.  The replay will also be archived for 30 days on the company’s website.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including gas from shales, coalbed methane, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, NGL and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance; effects of hedging natural gas, NGL and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; the effects of existing or future litigation; and other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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F&D and FD&A Costs

Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves.  Finding, development and acquisition cost, or FD&A cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period from all sources.  Our calculation of “all-in” FD&A cost includes costs and reserve additions related to the purchase of proved reserves.  The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures.  As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies.  We believe that providing a measure of F&D and FD&A costs is useful in evaluating the costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles.  Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves.  As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D and FD&A costs will not differ materially from those presented.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-01

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